Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces First Quarter 2024 Results

First Quarter Revenue of $1.9 Billion with GAAP EPS of $0.40; Adjusted EPS of $1.05

GAAP Operating Income of $18 Million; Net Income of $15 Million; Adjusted EBITDA of $82 Million

Accelerating Project Core to Maximize In-Year Cost Savings with Future Annualized Run-Rate Cost Savings in Excess of $100 Million

Driving Operational Excellence and Remaining On-Track to Meet 2024 Guidance Despite Challenging Macroeconomic and Business Environment Impacting Top-Line Results

Board of Directors Approved Held-For-Sale Plan for Varis Business Unit

Company Repurchased Approximately $90 Million of Shares Year to Date

Boca Raton, Fla., May 8, 2024 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the first quarter ended March 30, 2024.

Consolidated (in millions, except per share amounts)	1Q24	1Q23
Selected GAAP and Non-GAAP measures:
Sales	$1,871	$2,108
Sales change from prior year period	(11)%
Operating income	$18	$95
Adjusted operating income (1)	$51	$99
Net income from continuing operations	$15	$72
Diluted earnings per share from continuing operations	$0.40	$1.71
Adjusted net income from continuing operations (1)	$40	$75
Adjusted earnings per share from continuing operations (fully diluted) (1)	$1.05	$1.78
Adjusted EBITDA (1)	$82	$131
Operating Cash Flow from continuing operations	$38	$157
Free Cash Flow (2)	$3	$128
Adjusted Free Cash Flow (3)	$7	$133

First Quarter 2024 Summary(1)(2)(3)

•
Total reported sales of $1.9 billion, down 11% versus the prior year on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 56 fewer retail locations in service compared to the previous year and reduced transactions, as well as lower sales in its ODP Business Solutions Division
•
GAAP operating income of $18 million and net income from continuing operations of $15 million, or $0.40 per diluted share, versus $95 million and $72 million, respectively, or $1.71 per diluted share, in the prior year

•
Adjusted operating income of $51 million, compared to $99 million in the first quarter of 2023; adjusted EBITDA of $82 million, compared to $131 million in the first quarter of 2023
•
Adjusted net income from continuing operations of $40 million, or adjusted diluted earnings per share from continuing operations of $1.05, versus $75 million or $1.78, respectively, in the prior year period
•
Operating cash flow from continuing operations of $38 million and adjusted free cash flow of $7 million, versus $157 million and $133 million, respectively, in the prior year period
•
Repurchased 957 thousand shares at a cost of $50 million in the first quarter of 2024; Repurchased a total of approximately $90 million of shares when including purchases in quarter and post quarter through the current date
•
$971 million of total available liquidity including $282 million in cash and cash equivalents at quarter end

“This quarter, we launched and are accelerating our Project Core initiatives positioning us to offset the impact of an ongoing challenging macroeconomic and business environment,” said Gerry Smith, chief executive officer of The ODP Corporation. “Despite our slower than expected start to the year, we remain confident in our operational excellence approach and committed to achieving our guidance for the full year 2024, as we utilize our strong foundation and accelerate the broad execution of Project Core.”

“During the quarter, more cautious spending activity and ongoing delays in the onboarding of new customers at ODP Business Solutions impacted their performance, while reduced consumer activity affected Office Depot’s revenue results. Despite this, we remain encouraged by our ongoing success in winning new enterprise customers through the flexibility of our service platform and strength of our balance sheet. Additionally, Veyer demonstrated continued momentum by attracting new third-party customers and continuing to drive growth in external EBITDA. Furthermore, we maintained our focus on capital allocation and increased the pace of share repurchases, buying back approximately $90 million of our stock since the beginning of the year. We expect to execute under this plan at similar levels or higher as we move through the balance of the year," added Smith.

“Given the slower than expected start to the year and our continued commitment to our low-cost business model, we are accelerating our plans for Project Core throughout the balance of the year, generating higher in-year cost savings and future annualized run-rate savings in excess of $100 million. Additionally, we have arrived at the strategic decision to pursue a sale of Varis, which our Board of Directors have approved. Concurrently, we have reduced the operating cost of Varis to further refine their focus, while continuing to support new and existing customers. Through the acceleration of Project Core, the additional cost efficiencies we are driving now and in the second half of the year have positioned us to increase guidance for adjusted EBITDA and adjusted EPS,” Smith continued.

“Despite the top-line challenges, we remain encouraged about the future and we’re confident in our operational excellence approach and position of strength. We will continue to focus on driving our low-cost business model, leveraging our multiple routes to market, and executing on our capital allocation plan,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2024 were $1.9 billion, a decrease of 11% compared with the same period last year. This result was driven primarily by lower sales in its consumer division, Office Depot, primarily due to 56 fewer stores in service compared to last year related to planned store closures, as well as lower retail and online consumer traffic and transactions. Sales at ODP Business Solutions Division were also down compared to last year, largely driven by weaker economic activity and more cautious spending among business customers, as well as continued challenges related to the pace of onboarding new customers. Meanwhile, Veyer provided strong logistics support for the ODP Business Solutions and Office Depot Divisions and continued to capture additional sales for its supply chain and procurement solutions among other third-party customers.

The Company reported GAAP operating income of $18 million in the first quarter of 2024, down compared to GAAP operating income of $95 million in the prior year period. Operating results in the first quarter of 2024 included $33 million of charges, primarily related to $27 million in net merger and restructuring expenses and $6 million non-cash asset impairment primarily related to the operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $15 million, or $0.40 per diluted share in the first quarter of 2024, down compared to net income from continuing operations of $72 million, or $1.71 per diluted share in the first quarter of 2023.

Adjusted (non-GAAP) Results(1)

Adjusted results for the first quarter of 2024 exclude charges and credits totaling $33 million as described above and the associated tax impacts.

•
First quarter 2024 adjusted EBITDA was $82 million compared to $131 million in the prior year period. This included depreciation and amortization of $29 million and $30 million in the first quarter of 2024 and 2023, respectively
•
First quarter 2024 adjusted operating income was $51 million, down compared to $99 million in the first quarter of 2023
•
First quarter 2024 adjusted net income from continuing operations was $40 million, or $1.05 per diluted share, compared to $75 million, or $1.78 per diluted share, in the first quarter of 2023, a decrease of 41% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of $3.8 billion.

•
Reported sales were $0.9 billion in the first quarter of 2024, down 8% compared to the same period last year. The decrease in sales was related primarily to weaker macroeconomic conditions, more cautious business spending, and lower sales of technology products and supplies
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 43% of total ODP Business Solutions’ sales
•
Continued strong pipeline and new customer additions
•
Operating income was $30 million in the first quarter of 2024, down 23% compared to the same period last year on a reported basis. As a percentage of sales, operating income margin was 3%, down 60 basis points compared to the same period last year

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and an award-winning eCommerce presence.

•
Reported sales were $0.9 billion in the first quarter of 2024, down 14% compared to the prior year on a reported basis. Lower sales were partially driven by 56 fewer retail outlets in service associated with planned store closures, as well as lower demand relative to last year in major product categories and lower online sales. Additionally, certain interruptions related to inclement weather further impacted sales during the back-to-business season. The Company closed 13 retail stores in the quarter and had 903 stores at quarter end. Sales were down 10% on a comparable store basis
•
Store and online traffic were lower year over year due to a greater percentage of customers having returned to the office post pandemic, as well as weaker macroeconomic activity
•
Operating income was $50 million in the first quarter of 2024, compared to operating income of $85 million during the same period last year, driven primarily by the flow through impact from lower sales. As a percentage of sales, operating income was 5%, down 240 basis points compared to the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and next-day delivery to 98.5% of US population.

•
In the first quarter of 2024, Veyer provided strong support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating sales of $1.2 billion
•
Operating income was $9 million in the first quarter of 2024, compared to $15 million in the prior year period driven by the flow through impact of lower sales to internal customers partially offset by higher sales of services to external third-party customers

•
In the first quarter of 2024, sales and EBITDA generated from third party customers increased 29% and 40% respectively, resulting in sales of $9 million and EBITDA of $3 million

Varis Division

Tech-enabled B2B indirect procurement marketplace launched in the fourth quarter of 2022, which provides buyers and suppliers a seamless way to transact through the platform’s consumer-like buying experience and advanced spend management tools.

•
Continued work with customers, incorporating feedback and adding new features and capabilities to the platform
•
Generated revenues in the first quarter of 2024 of $2 million, flat compared to the first quarter of 2023
•
Operating loss was $14 million in the first quarter of 2024, an improvement over the prior year, with further run-rate savings after cost actions implemented since the beginning of the year

Share Repurchases

The Company continued to execute under its previously announced $1 billion share repurchase authorization valid through March 31, 2027. During the first quarter of 2024, the Company repurchased 957 thousand shares at a cost of $50 million. Since the end of the first quarter 2024, the Company repurchased additional shares for approximately $40 million.

“Through our balanced capital allocation strategy, we are investing in the future of our business while continuing to enhance value for shareholders by accelerating the pace of share repurchases under our buyback authorization,” stated Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “We have come out of the gate strong, repurchasing approximately $90 million of our stock, and moving forward, we expect to maintain or increase this pace of share repurchases in the near term, while also enhancing our focus and driving our low-cost business model through Project Core.”

The number of shares to be repurchased under the authorization in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The new authorization could be suspended or discontinued at any time as determined by the Board of Directors.

Balance Sheet and Cash Flow

As of March 30, 2024, ODP had total available liquidity of approximately $971 million, consisting of $282 million in cash and cash equivalents and $689 million of available credit under the Third Amended Credit Agreement. Total debt was $125 million.

For the first quarter of 2024, cash generated by operating activities of continuing operations was $38 million, which included $4 million in restructuring spend, compared to cash provided by operating activities of continuing operations of $157 million in the first quarter of the prior year, which included $5 million in restructuring and other spend. The year-over-year change in operating cash flow is largely related to the timing of certain working capital items.

Capital expenditures in the first quarter of 2024 were $35 million versus $27 million in the prior year period, reflecting continued growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Adjusted Free Cash Flow(3) was $7 million in the first quarter of 2024, compared to $133 million in the prior year period.

Accelerating Project Core and Maximizing In-Year and Run-Rate Savings

As the Company previously announced, Project Core is a plan designed to create further efficiencies in its business, focused on driving enhanced operating results and increasing shareholder returns through an expanded share repurchase program. This broad-based plan includes cost improvement actions across the entire enterprise, including all routes to market, Varis, procurement, IT and shared services, encompassing the entirety of ODP’s enterprise, optimizing its organizational structure to support future growth of the business. As part of this effort, the Company conducted a thorough review of strategic options for its Varis business unit. As a result, its Board of Directors has approved a plan to sell the Varis business, with activities commencing immediately.

The Company is accelerating its efforts under Project Core, working to maximize the in-year and full year run-rate savings enhancing its future operating position. Considering the acceleration of Project Core, the Company now expects to realize in year savings of approximately $50 million, excluding Varis, and annualized savings of over $100 million when fully implemented. Restructuring and related charges associated with these actions, excluding Varis, are now estimated to be in the range of $40 million to $50 million and are expected to be substantially incurred throughout 2024. The Company expects to begin reducing costs in the second quarter of 2024, with most of these actions expected to be completed over the following 12 months.

“Aligned with our low-cost business model mindset, our decision to accelerate Project Core will enable us to maximize in-year and future run-rate cost savings,” said Smith.

2024 Guidance

“Despite our slow start to the year, we remain confident in our operational excellence approach and enthusiastic about the opportunities in our business to drive long-term value while remaining focused on prudently deploying capital to the benefit of shareholders,” said Smith. “As we continue to move forward into 2024, we remain cautious regarding the macroeconomic and business environment, and we will remain focused on executing upon our strategy through Project Core, meeting our near term commitments, and positioning ODP for long-term success.”

“While macroeconomic and general business conditions posed challenges in the quarter and we expect these conditions to persist in the near term, our team’s continued focus on driving our low-cost model, enhanced by our acceleration and focused nature of Project Core, have positioned us to update our operational guidance for 2024,” Scaglione added.

The Company is updating its full year guidance for 2024 as follows:

	Previous FY 2024 Guidance(1)	Updated FY 2024 Guidance(1)
Sales	Decline of 2% - 5%	Affirmed Lower End
Adjusted EBITDA(1)	$410 million - $430 million	Increased to $430 million - $450 million
Adjusted Operating Income(1)	$280 million - $300 million	Increased to $320 million - $340 million
Adjusted Earnings per Share (fully diluted)(*)(1)	$5.60 - $5.80 per share	Increased to $6.30 - $6.60 per share
Adjusted Free Cash Flow(1)(3)	Greater than $200 million	Affirmed

*Adjusted Earnings per Share (fully diluted) (EPS) guidance for 2024 excludes potential discrete (tax) items that may affect quarter to quarter fluctuations and includes expected impact from share repurchases

The Company’s full year guidance for 2024 includes non-GAAP measures, such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share (fully diluted) and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to restructuring charges, capital expenditures, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

“Our revenue guidance assumes stabilization of macroeconomic and business conditions, as well as continued store footprint consolidation and improving overall omni-channel trends at Office Depot. Additionally, our guidance assumes growth at ODP Business Solutions in the second half of the year, and continued expansion at Veyer. With the Board’s decision, going forward, Varis will be classified as held for sale and we are moving to complete that transaction in the very near term. Our adjusted EPS outlook assumes higher interest expense associated with projected ABL borrowings along with a more normalized tax rate for the balance of the year. While our guidance assumes incremental improvement in the overall macroeconomic environment throughout 2024, we remain cautious on the state of the overall US economy, primarily workforce employment and the consumer, as well as international trade policies and agreements that could further impact the level of consumer and business confidence,” Scaglione added.

The ODP Corporation will webcast a call with financial analysts and investors on May 8, 2024, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Project Core Restructuring, and related expenses Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; Veyer, LLC; and Varis, Inc, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including a potential sale of Varis and benefits related to Project Core; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 30,	April 1,
	2024	2023
Sales	$1,871	$2,108
Cost of goods sold and occupancy costs	1,461	1,627
Gross profit	410	481
Selling, general and administrative expenses	359	382
Asset impairments	6	4
Merger and restructuring expenses, net	27	—
Operating income	18	95
Other income (expense):
Interest income	3	2
Interest expense	(4)	(5)
Other income, net	—	2
Income from continuing operations before income taxes	17	94
Income tax expense	2	22
Net income from continuing operations	15	72
Discontinued operations, net of tax	—	—
Net income	$15	$72
Basic earnings per share
Continuing operations	$0.42	$1.79
Discontinued operations	—	—
Net basic earnings per share	$0.42	$1.79
Diluted earnings per share
Continuing operations	$0.40	$1.71
Discontinued operations	—	—
Net diluted earnings per share	$0.40	$1.71

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	March 30,	December 30,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$282	$392
Receivables, net	466	487
Inventories	733	765
Prepaid expenses and other current assets	36	28
Current assets held for sale	7	6
Total current assets	1,524	1,678
Property and equipment, net	360	359
Operating lease right-of-use assets	978	983
Goodwill	403	403
Other intangible assets, net	44	45
Deferred income taxes	147	140
Other assets	279	278
Total assets	$3,735	$3,886
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$755	$755
Accrued expenses and other current liabilities	854	923
Income taxes payable	5	6
Short-term borrowings and current maturities of long-term debt	10	9
Total current liabilities	1,624	1,693
Deferred income taxes and other long-term liabilities	122	123
Pension and postretirement obligations, net	14	15
Long-term debt, net of current maturities	115	165
Operating lease liabilities, net of current portion	791	789
Total liabilities	2,666	2,785
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 66,958,689 at March 30, 2024 and 66,700,292 at December 30, 2023; outstanding shares — 36,260,932 at March 30, 2024 and 36,959,377 at December 30, 2023	1	1
Additional paid-in capital	2,758	2,752
Accumulated other comprehensive loss	(117)	(114)
Accumulated deficit	(297)	(312)
Treasury stock, at cost — 30,697,757 shares at March 30, 2024 and 29,740,915 shares at December 30, 2023	(1,276)	(1,226)
Total stockholders’ equity	1,069	1,101
Total liabilities and stockholders’ equity	$3,735	$3,886

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 30,	April 1,
	2024	2023
Cash flows from operating activities:
Net income	$15	$72
Income (loss) from discontinued operations, net of tax	—	—
Net income from continuing operations	15	72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29	30
Amortization of debt discount and issuance costs	—	1
Charges for losses on receivables and inventories	9	5
Asset impairments	6	4
Gain on disposition of assets, net	—	(1)
Compensation expense for share-based payments	11	9
Deferred income taxes and deferred tax asset valuation allowances	(8)	17
Changes in working capital and other operating activities	(24)	20
Net cash provided by operating activities of continuing operations	38	157
Net cash provided by (used in) operating activities of discontinued operations	—	—
Net cash provided by operating activities	38	157
Cash flows from investing activities:
Capital expenditures	(35)	(27)
Businesses acquired, net of cash acquired	—	(10)
Proceeds from disposition of assets	1	1
Net cash used in investing activities of continuing operations	(34)	(36)
Net cash provided by investing activities of discontinued operations	—	5
Net cash used by investing activities	(34)	(31)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(3)	(5)
Debt retirement	(128)	(60)
Debt issuance	75	100
Share purchases for taxes, net of proceeds from employee share-based transactions	(6)	(19)
Repurchase of common stock for treasury	(50)	(201)
Other financing activities	(1)	—
Net cash used in financing activities of continuing operations	(113)	(185)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(113)	(185)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—
Net decrease in cash, cash equivalents and restricted cash	(110)	(59)
Cash, cash equivalents and restricted cash at beginning of period	395	404
Cash, cash equivalents and restricted cash at end of period	$285	$345
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$63	$70
Right-of-use assets obtained in exchange for new finance lease liabilities	6	—
Cash interest paid, net of amounts capitalized and non-recourse debt	3	4
Cash taxes paid, net	1	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	1Q24	1Q23
Sales (external)	$923	$1,005
Sales (internal)	$3	$4
% change of total sales	(8)%	3%
Division operating income	$30	$39
% of total sales	3%	4%

Office Depot Division	1Q24	1Q23
Sales (external)	$937	$1,094
Sales (internal)	$7	$9
% change of total sales	(14)%	(8)%
Division operating income	$50	$85
% of total sales	5%	8%
Comparable store sales decrease	(10)%	(3)%

Veyer Division	1Q24	1Q23
Sales (external)	$9	$7
Sales (internal)	$1,235	$1,412
% change of total sales	(12)%	(7)%
Division operating income	$9	$15
% of total sales	1%	1%

Varis Division	1Q24	1Q23
Sales (external)	$2	$2
Sales (internal)	$0	$0
% change of total sales	0%	0%
Division operating loss	$(14)	$(17)
% of total sales	(700)%	(850)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B and Project Core Restructuring, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q1 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$6	0.3%	$6	$—		—%
Merger and restructuring expenses, net	$27	1.4%	$27	$—		—%
Operating income	$18	1.0%	$(33)	$51	(4)	2.7%
Income tax expense	$2	0.1%	$(8)	$10	(5)	0.5%
Net income from continuing operations	$15	0.8%	$(25)	$40	(6)	2.1%
Earnings per share from continuing operations (fully diluted)	$0.40		$(0.65)	$1.05	(6)
Depreciation and amortization	$29	1.5%	$—	$29		1.5%

Q1 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$4	0.2%	$4	$—		—%
Merger and restructuring expenses, net	$—	—%	$—	$—		—%
Operating income	$95	4.5%	$(4)	$99	(4)	4.7%
Income tax expense	$22	1.0%	$(1)	$23	(5)	1.1%
Net income from continuing operations	$72	3.4%	$(3)	$75	(6)	3.6%
Earnings per share from continuing operations (fully diluted)	$1.71		$(0.07)	$1.78	(6)
Depreciation and amortization	$30	1.4%	$—	$30		1.4%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 30,	April 1,
Adjusted EBITDA:	2024	2023
Net income	$15	$72
Discontinued operations, net of tax	—	—
Net income from continuing operations	15	72
Income tax expense	2	22
Income from continuing operations before income taxes	17	94
Add (subtract)
Interest income	(3)	(2)
Interest expense	4	5
Depreciation and amortization	29	30
Charges and credits, pretax (7)	33	4
Varis stock options expense	1	—
Adjusted EBITDA	$82	$131

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, and asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 30,	April 1,
Free cash flow	2024	2023
Net cash used in investing activities of continuing operations	$38	$157
Capital expenditures	(35)	(27)
Change in restricted cash impacting working capital	—	(1)
Free cash flow	3	128
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	2	3
Previously planned separation of consumer business and re-alignment	—	2
Project Core	2	—
Adjusted free cash flow	$7	$133

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q1	Q1
	2023	2024
Office Depot Division:
Stores opened	—	—
Stores closed	21	13
Total retail stores (U.S.)	959	903
Total square footage (in millions)	21.2	20.0
Average square footage per store (in thousands)	22.1	22.1